Exhibit 99-b

Media:	Tom Robinson
816.556.2902
Investors:	Todd Kobayashi
816.556.2312

FOR IMMEDIATE RELEASE

GREAT PLAINS ENERGY PLANS FOR PUBLIC OFFERING OF COMMON STOCK

KANSAS CITY, MO, November 14, 2002 - Great Plains Energy (NYSE: GXP) today announced plans for a public offering by it of 6 million shares of new issue common stock. At the closing price of $22.29 on the New York Stock Exchange on November 14, 2002, the offering will produce gross proceeds of approximately $134 million to Great Plains Energy. The net proceeds will be used for repayment of debt at the Great Plains Energy holding company and its public utility subsidiary, Kansas City Power and Light.

In connection with the offering, the Company will grant the underwriters an option for a period of 30 days to purchase up to an additional 900,000 shares of the Company's common stock to cover over-allotments. The offering will be made under the Company's existing shelf registration statement. The sole book-running manager is Merrill Lynch & Co. The co-managers are Banc of America, Credit Suisse First Boston, Lehman Brothers, and Morgan Stanley.

A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from Merrill Lynch & Co. at 4 World Financial Center, 250 Vesey Street, Ground Floor, New York, NY 10080, Attention: Max Tabuzo.

Great Plains Energy Incorporated (NYSE:GXP), headquartered in Kansas City, MO, is the holding company for three business units: Kansas City Power & Light Company, a regulated provider of electricity in the Midwest; Strategic Energy LLC, an energy management company providing electric load aggregation and power supply coordination; KLT Gas Inc., a subsidiary specializing in coal bed methane exploration and development.

CERTAIN FORWARD-LOOKING INFORMATION -- Statements made in this press release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing a number of important factors that could cause actual results to differ materially from provided forward-looking information. These important factors include; future economic conditions in the regional, national and international markets; state, federal and foreign regulation; weather conditions including weather-related damage; cost of fuel; financial market conditions including, but not limited to changes in interest rates; inflation rates; increased competition including, but not limited to the deregulation of the United States electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; ability to achieve generation planning goals and the occurrence of unplanned generation outages; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses; adverse changes in applicable laws, regulations or rules governing environmental including air quality, tax or accounting matters; delays in the anticipated in-service dates of additional generating capacity; performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities; non-performance of counterparties; impact of terrorists acts; availability and cost of capital; and other risks and uncertainties. This list of factors may not be all-inclusive because it is not possible to predict all possible factors.

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